FIRST LEASE RENEWAL AGREEMENT

THIS FIRST LEASE RENEWAL AGREEMENT (“First Lease Renewal”) made effective as of the 15th day of February, 2003 by and between RAM GLOBAL, LTD., a Texas limited partnership (“Landlord”), and ARLON SIGNTECH, LTD., a Texas limited partnership (“Tenant”).

WITNESSETH:

A.

Tenant and Signtech USA, Ltd., as landlord, (“Signtech”) entered into a Lease Agreement dated February 16, 2000, a copy of which is attached hereto and incorporated herein as Exhibit A, (the “Lease”).

B.

By deed and assignment of leases from Signtech to Landlord dated October 23, 2000, Landlord owns the real property leased by Tenant under the Lease and Landlord is the Landlord as defined in the Lease.

C.

In accordance with Section 3 of the Lease, the initial term of the Lease expires on February 15, 2003.

D.

In accordance with Section 4 of the Lease, Tenant has provided to Landlord its written notice to extend the Lease for the first renewal term of five (5) additional years.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, Tenant and Landlord agree as follows.

1.

Landlord.  All references to “Landlord” in the Lease and in this First

Lease Renewal shall mean RAM Global, Ltd.

2.

Term.  Section 3 of the Lease is amended as follows:

“Unless renewed by Tenant in its discretion for the second renewal term in the manner hereinafter provided, the term of this Lease shall be for a period of five (5) years, with such term to begin on the 16th day of February, 2003 and to end on the 15th day of February 2008.”

3.

Renewal Options.  Section 4 of the Lease is amended as follows:

“Provided it is not then in default under the Lease, Tenant may renew the term of this Lease for five (5) additional years by written notice of its election to do so given to Landlord at least one hundred eighty (180) days prior to the expiration date of the first renewal term.

The remainder of Section 4 of the Lease continues in effect as provided in the Lease.

4.

Rental.  Section 5 of the Lease is amended as follows:

“For the first renewal term of this Lease, Tenant will pay an annual Base

Rental of FOUR HUNDRED FORTY-FOUR THOUSAND ONE HUNDRED

FORTY-SIX and 56/100 Dollars ($444,146.56) calculated as follows:  Base Rent of $412,700.40 multiplied by New CPI of 182.2 divided by Base CPI of 169.3.

“The annual Base Rental for each year of the first renewal term of this Lease shall be due and payable in one monthly installment of THIRTY-SEVEN THOUSAND TWELVE and 25/100 Dollars ($37,012.25) followed by eleven equal monthly installments of THIRTY-SEVEN THOUSAND TWELVE and 21/100 Dollars ($37,012.21) in advance on the first day of each and every calendar month during the first renewal term of this Lease.  The first payment of the annual Base Rental shall be made on the 16th day of February, 2003, pro-rated since the first renewal term begins on a day other than the first day of the month.”

5.

Notices.  Section 28 of the Lease is amended as follows:

“If to Landlord:

RAM Global, Ltd.

c/o Kartar Gandy

77 Avenue Road, Suite 611

Toronto, Ontario, Canada M5R-3R8”

6.

Entire Agreement.  Section 33 of the Lease is amended as follows:

“This Lease as amended by the First Lease Renewal contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, will be of any force or effect.”

7.

Lease.  Except as provided in this First Lease Renewal, the first renewal term of the Lease will be on all of the terms and conditions of the Lease.

IN WITNESS WHEREOF, the parties herein have executed this First Lease Renewal on the day and year first above written.

“LANDLORD”

RAM Global, Ltd.

A Texas limited partnership

By:

/s/ Kartar Gandy

Kartar Gandy

Its:

General Partner

“TENANT”

Arlon Signtech, Ltd.

A Texas limited partnership

By:

Arlon Adhesives & Films, Inc.

Its:

General Partner

By:

/s/ Elmer Pruim III

Name:

Elmer Pruim III

Its:

President